Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated May 28, 2015, in the Registration Statement (Form N-1A) of the Great Lakes Funds (comprised of Great Lakes Bond Fund, Great Lakes Disciplined Equity Fund, Great Lakes Large Cap Value Fund, and Great Lakes Small Cap Opportunities Fund) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 172 under the Securities Act of 1933 (No. 333-172080).

/s/Ernst & Young LLP

Minneapolis, Minnesota
July 23, 2015